SPECIAL ONE-TIME ELECTION FORM

PLAN NAME: Bank Mutual Corporation 401(k) Plan

Special Election Form to be used in connection with Bank Mutual Corporation’s stock offering

If you wish to purchase shares of Bank Mutual Corporation common stock in the offering with your 401(k) account balances, you must return this Special Election Form to Eugene H. Maurer, a representative of the Plan Administrator, at the principal office of Bank Mutual Corporation, 4949 West Brown Deer Road, Brown Deer, WI 53223, to be received not later than 1:00 p.m. Wisconsin time on August 27, 2003. If you use interoffice mail or U.S. Mail, be careful to ensure this form is received on time.

If you have questions about completing this form, please contact Eugene H. Maurer at (414) 362-6115.

SECTION A: NAME / SOCIAL SECURITY #

PLEASE PRINT: Last Name First Name Middle	- - Social Security #

SECTION B: SPECIAL ONE-TIME CHANGE OF INVESTMENT ALLOCATION FORM

Participants with existing account balances in the following funds may change the investment of existing account balances to invest all or a portion of their account balances in the Bank Mutual Stock Fund.

Fund Name	Indicate Dollar Amount to be Transferred from the Fund to the Bank Mutual Stock Fund
Bank Mutual Certificate of Deposit Fund	$

Dreyfus Premier International Value	$

Managers Special Equity	$

AIM Mid-Cap Equity A	$

Strong Advisor Small Cap Value Z	$

American Century Equity Income Advisor	$

Wells Fargo Large Company Growth	$

ABN AMRO/Growth Fund N	$

Wells Fargo Outlook 2040 I	$

Wells Fargo Outlook 2030 I	$

Wells Fargo Outlook 2020 I	$

Wells Fargo Outlook 2010 I	$

Dreyfus Appreciation	$

MFS Value A	$

Wells Fargo Diversified Bond	$

Wells Fargo Stable Return	$

TOTAL (Must be in Increments of $10.00)	$

If you do not have a sufficient dollar amount in a particular fund to process your election, please note that we will withdraw 100% of your balance in that fund rounded down to the nearest $10.00 increment. This will result in the total dollars you invest in the Bank Mutual Stock Fund being less than the total noted above.

SECTION C: IMPORTANT CONSIDERATIONS

Please note that your election to invest all or a portion of your account in the Bank Mutual Stock Fund will be subject to the purchase priorities set forth in the Prospectus and Prospectus Supplement and will be IRREVOCABLE during the stock offering. As you know, you are permitted to change your investment election among the various funds in the Plan on a daily basis. However, you will not be permitted to change your investment election made on this election form with respect to that portion of your account that you indicate above that you have elected to invest in the Bank Mutual Stock Fund in connection with the stock offering. Following the conclusion of the offering, you will also be permitted to change your investment in the Bank Mutual Stock Fund on a daily basis.

SECTION D: PARTICIPANT AUTHORIZATION

I certify that I received a copy of the Prospectus of Bank Mutual Corporation dated July     , 2003, which provides detailed information with respect to the offering of Bank Mutual Corporation common stock and the Prospectus Supplement relating to the election to direct investments under the Plan to the Bank Mutual Stock Fund. I understand that the value of the Bank Mutual Stock Fund may fluctuate over time and that risks are associated with investing in the Bank Mutual Stock Fund. Furthermore, I authorize the Plan administrator to execute my directions as set forth above. I understand these directions will be in effect until they are replaced by a new form, or as required by law or the Plan.

Participant Signature	Date , 2003

PLEASE KEEP A COPY OF YOUR COMPLETED FORM